Exhibit 10.19

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) is made as of this 1st day of November 2012 by and between Sovereign Holdings, Inc. (the “Company”) and Carl Sparks (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant of a special equity award in the form of restricted stock units based upon an aggregate value of up to three million dollars ($3,000,000) and able to be settled at the Board’s discretion in shares of the Company’s common stock, par value US$.00001 per share (the “Common Stock”), subject to the restrictions set forth in this Agreement and the Management Stockholders’ Agreement, as defined below (the “RSUs”); and

WHEREAS, the Grantee holds stock appreciation rights related to the appreciation in value of the business of Travelocity Holdings, Inc. (“Travelocity”), as set forth on Schedule 1 hereto (the “Legacy SARs”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Affiliate” shall mean the Company and any of its direct or indirect subsidiaries.

1.2 “Affiliated Entity” shall mean any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”) or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

1.3 “Change in Control” shall mean the occurrence of any of the following events after the Grant Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Affiliates to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) after taking into account all relevant transactions, (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of stock of the Company representing more than 40% of the aggregate outstanding voting power of the Company securities and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the replacement of a majority of the directors on the Board over a two-year period from the directors who constituted such Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the directors on the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which, after taking into account all relevant transactions, (A) the holders of the stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction and (B) the Majority Stockholder holds less than 35% of the common equity interests in the surviving corporation in such transaction; or (vi) an event described in clauses (i), (iii) or (v) above in which all references to the Company in such clauses are replaced with references to Travelocity. Notwithstanding the foregoing, if there occurs any spin-off, sale or other similar transaction with respect to Travelocity and one or more RSUs granted to the Grantee remain outstanding following such transaction, then the definition of Change in Control following such transaction for purposes of any such RSU shall be modified by the Board to reference the entity resulting from such transaction rather than the Company or Travelocity.

1.4 “Compete” shall mean, during Employment and for the one year period following the termination of the Grantee’s Employment, (A) becoming an employee, director, or independent contractor of, or a consultant to, or performing any services for, any Person engaged in activities competitive to those of the Company or any Affiliated Entity or (B) soliciting or hiring or attempting to solicit or hire (1) any customer or supplier in connection with any business activity that then competes with the Company or any Affiliated Entity or (2) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment with the Company or any Affiliated Entity. Once an entity ceases to be an Affiliated Entity, (x) “Competing” shall not include activities that Compete with such entity so long as such activities do not Compete with the Company or any entity that continues to be an Affiliated Entity, and (y) even if an effective employment agreement or an effective non-competition and/or non-solicitation agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Competing (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity). “Competed” and “Competing” shall have correlative meanings.

1.5 “Employment” shall mean employment with the Company or any Affiliated Entity, and shall include the provision of services as a director or consultant for the Company or any Affiliated Entity. The Grantee’s Employment shall terminate on the date the Grantee is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate, or (iii) an entity that is an Affiliated Entity as of such date. “Employee” and “Employed” shall have correlative meanings.

1.6 “Fair Market Value” shall mean, as of any date (1) prior to the existence of a Public Market, the value per share of Common Stock as determined in good faith by the Board and taking into account the fair market value of the entire equity of the Company, and any relevant factors determinative of value, without, however, giving effect to any discount attributable to the size of any person’s holdings of Common Stock, any control premium or discount or any voting rights or lack thereof; or (2) on which a Public Market exists, (i) closing price on such day of a share of Common Stock, as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock or Sovereign Common Stock, as applicable, regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.

1.7 “Financing Agreement” shall mean any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates.

1.8 “Majority Stockholder” shall mean, collectively or individually, as the context requires, TPG Partners IV, L.P., TPG Partners V, L.P., Silver Lake Technology Partners II, L.P., Silver Lake Partners II, L.P. and/or their respective affiliates.

1.9 “Management Stockholders’ Agreement” shall mean the Sovereign Holdings, Inc. Management Stockholders’ Agreement by and among the Company, the Majority Stockholder and the Management Stockholders (as defined therein).

1.10 “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.11 “Public Market” shall be deemed to exist if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and trading regularly occurs in, on or through the facilities of securities exchanges and/or inter-dealer quotation systems in the United States (within the meaning of Section 902(n) of the Securities Act of 1933, as amended) or any designated offshore securities market (within the meaning of Rule 902(a) of the Securities Act of 1933, as amended).

1.12 “Tranche Value” shall mean, for each Vesting Event, the applicable dollar value to be provided in settlement, as set forth in Section 5 of this Agreement.

1.13 “Vesting Event” shall mean the vesting of a portion of the RSUs granted under this Agreement as of a date specified in Section 5.1 of this Agreement or as of the occurrence of a Change in Control as provided in Section 5.6 of this Agreement.

2. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth in this Agreement and the Management Stockholders’ Agreement as defined below, the Company hereby grants to the Grantee a number of RSUs having an aggregate value of three million dollars ($3,000,000.00).

3. Grant Date. The Grant Date of the RSUs hereby granted is November 1, 2012.

4. Rights of the Grantee. The Grantee’s rights with respect to each respective tranche of RSUs shall not vest and will remain forfeitable at all times prior to the occurrence of the applicable Vesting Event. The Grantee shall not be entitled to exercise the rights of a shareholder with respect to the RSUs unless and until such RSUs are settled and shares of Common Stock are issued in settlement thereof. The Grantee may not be granted any kind of dividend or compensation payment for dividend in respect of any RSUs unless and until such RSUs vest and are settled in shares of Common Stock, subject to the provisions of the Management Stockholders’ Agreement.

5. Vesting and Settlement.

5.1 Vesting. The RSUs granted under this Agreement shall vest in six installments, as set forth in the chart below.

Vesting Event	Vesting Date	Tranche Value
1st Vesting:	December 15, 2012	Four Hundred Thousand Dollars ($400,000.00)
2nd Vesting:	June 15, 2013	Four Hundred Forty Thousand Dollars ($440,000.00)
3rd Vesting:	December 15, 2013	Four Hundred Eighty Thousand Dollars ($480,000.00)
4th Vesting:	June 15, 2014	Five Hundred Twenty Thousand Dollars ($520,000.00)
5th Vesting:	December 15, 2014	Five Hundred Sixty Thousand Dollars ($560,000.00)
6th Vesting:	June 15, 2015	Six Hundred Thousand Dollars ($600,000.00)

5.2 Settlement. Subject to the provisions of this Agreement, RSUs shall be settled in shares of Common Stock, cash or a combination of both shares of Common Stock and cash, as determined by the Board in its sole discretion. If the Company elects to settle the RSUs that vest on a particular Vesting Event in shares of Common Stock, the number of shares of Common Stock delivered to the Grantee in respect of such Vesting Event shall equal the quotient obtained by dividing the applicable Tranche Value by the Fair Market Value of a share of Common Stock as of the Vesting Event, rounded down to the nearest whole share, with any remainder in respect of a partial share settled in cash. If the Company elects to settle the RSUs that vest on a particular Vesting Event, or any portion thereof, in cash, the amount of cash delivered will equal the Tranche Value set forth above, or a proportionate amount of such Tranche Value, in respect of such Vesting Event.

5.3 SAR Forfeiture. The Grantee agrees, as a condition to the Grantee’s right to receive either cash or shares of Common Stock in settlement of the RSUs, that up to thirty percent (30%) of his total Legacy SARs grant in the amount of 879,311 unvested THI SARs and 879,311 unvested T.com SARs shall be forfeited upon the occurrence of the first three Vesting Events, as set forth in the chart below.

Vesting Event	THI SARs Forfeited	T.com SARs Forfeited
December 15, 2012	293,104	293,104
June 15, 2013	293,104	293,104
December 15, 2013	293,103	293,103

The Legacy SARs to be forfeited pursuant to this Agreement shall be those with the nearest future vesting date to the applicable Vesting Event.

If any portion of the Legacy SARs is forfeited pursuant to this Section 5.3, the Grantee shall cease to have any rights with respect to such Legacy SARs.

5.4 Delivery of Shares. In the event that the Board determines to settle a tranche of RSUs in shares of Common Stock, the Company shall issue certificates, or make a “book entry” on the books and records of the Company, representing the shares of Common Stock issued and held by each Grantee. The shares of Common Stock shall at all times be subject to the terms and conditions of the Management Stockholders’ Agreement.

5.5 Termination of Employment. Unvested RSUs will expire on the date of termination of the Grantee’s Employment for any reason and no consideration will be given in exchange for such unvested RSUs.

5.6 Change in Control. Upon a Change in Control (i) prior to the occurrence of the first two (2) Vesting Events, the vesting of RSUs attributable to the subsequent two (2) Vesting Events scheduled to occur following the Change in Control shall be accelerated; (ii) prior to the occurrence of the first three (3) Vesting Events, but following the occurrence of the first two (2) Vesting Events, the vesting of RSUs attributable to the third (3rd) Vesting Event shall be accelerated; or (iii) after the occurrence of the third (3rd) Vesting Event, no additional unvested RSUs shall be accelerated. After giving effect to the acceleration described in the preceding sentence, any remaining unvested RSUs shall be cancelled upon a Change in Control. Any acceleration of RSUs resulting from a Change in Control shall result in the forfeiture of ten percent (10%) of the Legacy SARs for each accelerated Vesting Event. For the avoidance of doubt, any remaining Legacy SARs following the application of the preceding sentence shall not be forfeited due to this Agreement but will remain subject to the provisions in the definitive documentation for such Legacy SARs, including those relating to Change in Control.

6. Conditions to the Settlement of RSUs with Common Stock.

6.1 Stockholders’ Agreement. As a condition to the Grantee’s right to receive any shares of Common Stock under this Agreement, the Grantee agrees to be bound by the Management Stockholders’ Agreement. This grant of RSUs, and the settlement in shares of

Common Stock contemplated hereby, is conditioned upon both (i) the Grantee executing this Agreement and returning the executed agreements to the Company on or before December 1, 2012 and (ii) the Management Stockholders Agreement previously executed by the Grantee effective as of April 25, 2011 remaining in effect.

6.2 Drag Along Rights, Tag Along Rights and Other Restrictions. Without limiting the generality of the foregoing, shares of Common Stock issued in settlement of the RSUs will be subject to Sections 4 and 5 (concerning Drag Along Rights, Tag Along Rights and Piggyback Registration Rights) and Section 3(a) (concerning Transfer Restrictions) of the Management Stockholders’ Agreement.

7. Call Rights; Put Rights.

7.1 Call Rights. The Company (or its designated assignee) shall have the right, at any time following the date that is one hundred eighty one (181) days following a Vesting Event, or immediately upon the termination of the Grantee’s employment, to purchase from the Grantee, and upon the exercise of such right the Grantee shall sell to the Company (or its designated assignee), all or any portion of the shares of Common Stock acquired by the Grantee and held by the Grantee as of the date as of which such right is exercised at a price per Share equal to the Fair Market Value of a share of Common Stock with respect to any Common Stock to be purchased, determined as of the date as of which such right is exercised; provided, that in the event the Grantee is terminated for Cause or the Grantee Competes, the price per Share with respect to all shares of Common Stock shall be the lesser of (i) Fair Market Value as of the date the call right is exercised; and (ii) Fair Market Value as of the date the applicable tranche of RSUs vested (the “Bad Leaver Price”). The Company (or its designated assignee) shall exercise such right by delivering to the Grantee, as applicable, a written notice specifying its intent to purchase shares of Common Stock held by the Grantee (the “Call Notice”), the date as of which such right is to be exercised and the number of shares of Common Stock to be purchased. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall not be later than ninety (90) days after the fiscal quarter-end immediately following the date as of which the Company’s right is exercised; provided that the Company may delay any such payment in the event such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement in effect on such date; and provided, further, that the Company shall use commercially reasonable efforts to obtain a waiver of any such violation, default or event of default.

7.2 Put Rights. The Grantee shall have the right, at any time following the date that is one hundred eighty one (181) days following a Vesting Event, to require that the Company (or its designated assignee) purchase from the Grantee, and upon the exercise of such right the Grantee shall sell to the Company (or its designated assignee), all of the shares of Common Stock acquired by the Grantee and held by the Grantee as of the date as of which such right is exercised at a price per Share equal to the Fair Market Value of a share of Common Stock with respect to any Common Stock to be purchased, determined as of the date as of which such right is exercised; provided, that in the event the Grantee is terminated for Cause or the Grantee Competes, the price per Share with respect to all shares of Common Stock shall be the lesser of (i) Fair Market Value as of the date the call right is exercised; and (ii) the Bad Leaver

Price. The Grantee shall exercise such right by delivering to the Company (or its designated assignee) a written notice specifying his intent to sell shares of Common Stock held by the Grantee (the “Put Notice”), the date as of which such right is to be exercised and the number of shares of Common Stock to be purchased. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall not be later than ninety (90) days after the fiscal quarter-end immediately following the date as of which the Company’s right is exercised; provided that the Company may delay any such payment in the event such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement in effect on such date; and provided, further, that the Company shall use commercially reasonable efforts to obtain a waiver of any such violation, default or event of default.

7.3 Payment Delays. In the event the payment of the purchase price in cash would be delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment may be made without the application of further conditions or impediments no later than two years after the date the Company’s purchase right or the Grantee’s sale right is exercised in accordance with this Section 7 or, if earlier, as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Grantee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board (the “Calculated Interest Rate”). Alternatively, the Company may pay the purchase price in the form of a note bearing interest at the Calculated Interest Rate. In the event the Company or the Grantee has exercised its right pursuant to this Section 7 and the Grantee is thereafter deemed terminated for Cause or the Grantee Competes, the Grantee shall be obligated to deliver to the Company, within thirty (30) days of notice thereof, the excess, if any, of the price per share of Common Stock paid by the Company over the Bad Leaver Price.

8. Disclaimer of Rights. No provision in this Agreement shall be construed to confer upon the Grantee the right to remain in the employ or service of the Company or any Affiliated Entity, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliated Entity either to increase or decrease the compensation or other payments to the Grantee at any time, or to terminate the Grantee’s Employment with the Company or an Affiliated Entity.

9. Withholding of Taxes. To satisfy any federal, state, or local taxes or withholding of any kind required by law to be withheld with respect to any vesting, payments, distributions and property transferred under this Agreement, the Company shall have the right to (i) deduct an amount from payments of any kind otherwise due to the Grantee; (ii) deduct a number of shares of Common Stock that would otherwise be delivered to or held by Grantee; or (iii) require the Grantee to deliver to the Company an amount in cash, in any case as determined by the Company in its sole discretion, sufficient to satisfy any such obligation.

10. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions thereof and hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11. Representations. The Grantee hereby represents and warrants to the Company and its Affiliated Entities that: (a) the Grantee is aware that this Agreement and the Management Stockholders’ Agreement provide significant restrictions on the ability of the Grantee to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber the RSUs and any shares of Common Stock issued in settlement thereof; (b) the Grantee has duly executed and delivered this Agreement and the Management Stockholders’ Agreement; and (c) the Grantee’s authorization, execution, delivery, and performance of this Agreement and the Management Stockholders’ Agreement does not conflict with any other agreement or arrangement to which the Grantee is a party or by which he is bound.

12. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Agreement and the Management Stockholders’ Agreement supersede all prior agreements and understandings between the parties with respect to its subject matter.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

16. Notice. All notices or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement shall be delivered in accordance with the requirements of the Management Stockholders’ Agreement.

17. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Grantee notifies the Company (with specificity as to the reason therefor) that the Grantee believes that any provision of this Agreement would cause the Grantee to incur any additional tax or interest under Section 409A of the Code or the Company independently makes such determination, the Company shall, after consulting with the Grantee and solely in the event and to the extent the Company’s outside counsel deems it necessary to avoid any such additional tax or interest, reform such provision to comply with Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Grantee and the Company of the applicable provision without violating the provisions of Section 409A of the Code. In no event shall the Company be required to pay the Grantee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to the Grantee hereunder.

18. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

SOVEREIGN HOLDINGS, INC.

/s/ Paul Rostron
By:
Title:

CARL SPARKS

/s/ Carl Sparks

Address:

SCHEDULE 1

	Number of SARs	Grant Date	Base Price
1.	2,931,035 with respect to shares of Travelocity Holdings, Inc. Common Stock and 2,931,035 with respect to Travelocity.com LLC Common Units	May 15, 2012	$2.77 with respect to Travelocity Holdings, Inc. Common Stock and $0.13 with respect to Travelocity.com LLC Common Units